Exhibit 10.5

Each of the Stock Plan Subcommittee of the Compensation Committee and the Compensation Committee of the Board of Directors of The Estée Lauder Companies Inc. reserves the right to change provisions of this Agreement to comply with the American Jobs Creation Act of 2004.

Restricted Stock Unit Agreement Under

The Estée Lauder Companies Inc.

Amended and Restated Fiscal 2002 Share Incentive Plan (the “Plan”)

This RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) provides for the granting by The Estée Lauder Companies Inc., a Delaware corporation (the “Company”), to the participant, an employee of the Company or one of its subsidiaries (the “Participant”), of Stock Units under the Plan representing a notional account equal to a corresponding number of shares of the Company’s Class A Common Stock, par value $0.01 (the “Shares”), subject to the terms below (the “Restricted Stock Units”).  The name of the “Participant,” the “Grant Date,” the “Number of Restricted Stock Units,” the “Vesting Commencement Date,” the “Vesting Schedule,” and the “Vesting Period” are stated in the attached “Notice of Grant” and are incorporated by reference.  The other terms of this award are stated in this Agreement and in the Plan. Terms not defined in this Agreement are defined in the Plan, as amended.

1.     Award Grant. The Company hereby awards to the Participant an award of Restricted Stock Units in respect of the number of Shares set forth in the Notice of Grant.

2.     Vesting.  The Restricted Stock Units granted to the Participant will vest and become payable in accordance with the Vesting Schedule in the Notice of Grant.  This schedule indicates the vesting date upon which the Participant will be entitled to receive Shares.  Except as otherwise provided in this Agreement, any Restricted Stock Units that are unvested when the Participant terminates employment with the Company will be forfeited.

3.     Payment of Awards.  Each Restricted Stock Unit represents the right to receive one Share when the Restricted Stock Unit vests.

In addition, each Restricted Stock Unit carries a Dividend Equivalent Right, payable in cash at the same time as payment of Restricted Stock Units in Shares in accordance with this paragraph 3 and paragraph 4.  Dividend Equivalent Rights are deemed part of the related Restricted Stock Units under this Agreement.

Upon a Change in Control, each Restricted Stock Unit will vest and become payable to the Participant.  Payments upon a Change in Control will be made within two weeks following the Change in Control.  If the Shares cease to be outstanding immediately after the Change in Control (e.g., due to a merger with and into another entity), then the consideration to be received per Share will equal the consideration paid to each stockholder per Share generally upon the Change in Control.

4.     Termination of Employment. If the Participant’s employment terminates during the Vesting Period, all Restricted Stock Units will be forfeited except as follows:

(a)                      Death.  If the Participant dies, the Restricted Stock Units will vest pro rata for the number of full months the Participant was employed during the Vesting Period (i.e., the proration equals a fraction, the numerator of which is the number of full calendar months of service completed during the Vesting Period through the Participant’s death and the denominator of which is the number of full calendar months in the Vesting Period).  Payment of the Restricted Stock Units will occur as soon as practicable following the Participant’s death and in accordance with any applicable laws or Company procedures regarding the payments.

(b)                     Retirement.  If the Participant formally retires under the terms of The Estée Lauder Companies Retirement Growth Account Plan (or an affiliate or a successor plan or program of similar purpose), the unvested Restricted Stock Units will continue to vest and be paid in accordance with the Vesting Schedule.

(c)                      Disability.  If the Participant becomes totally and permanently disabled (as determined under the Company’s long-term disability program), the Restricted Stock Units will vest pro rata for full months employed during the Vesting Period (determined under the proration methodology in paragraph 4(a)).  The Restricted Stock Units will be paid in accordance with the Vesting Schedule.

(d)                     Termination of Employment Without Cause.  If the Participant’s employment is terminated at the instance of the Company or relevant subsidiary without Cause (as defined below), any unvested Restricted Stock Units will vest pro rata for full months employed during the Vesting Period (determined under the proration methodology in paragraph 4(a)) on the next vesting date during the Vesting Period. Restricted Stock Units will be paid in accordance with the Vesting Schedule.

(e)                      Termination of Employment By Employee.  If the Participant voluntarily terminates his or her employment (e.g., by voluntary resigning) other than by retirement, which is subject to paragraph 4(b) above, all Restricted Stock Units that are not vested as of the effective date of resignation will be forfeited.

(f)                      Termination of Employment With Cause.  If the Participant is terminated for Cause, all Restricted Stock Units that are not vested as of the effective date of termination will be forfeited.  For this purpose, “Cause” is defined in the employment agreement in effect between the Participant and the Company or any subsidiary, including an employment agreement entered into after the Grant Date. In the absence of an employment agreement, “Cause” means any breach by the Participant of any of his or her material obligations under any Company policy or procedure, including, without limitation, the Code of Corporate Conduct.

(g)                     Post Employment Conduct.  Payment in respect of any Restricted Stock Unit after termination of employment is subject to satisfaction of the conditions precedent that the Participant neither (i) competes with, takes employment with, or renders services to a competitor of the Company, its subsidiaries, or affiliates without the Company’s written consent, nor (ii) conducts himself or herself in a manner adversely affecting the Company.

5.     No Rights of Stock Ownership. This grant of Restricted Stock Units does not entitle the Participant to any interest in or to any voting or other rights normally attributable to Share ownership other than the Dividend Equivalent Rights granted under paragraph 3 above.

6.     Withholding. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social security, payroll tax, or other tax-related withholding (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains his or her responsibility.  Furthermore, Participant acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the delivery of Shares, the subsequent sale of Shares acquired under the Plan and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant of the Restricted Stock Units or any aspect of Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items.

Prior to the relevant taxable event, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer.  In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Participant from his or her wages or other cash compensation paid by the Company and/or the Employer or from proceeds of the sale of the Shares acquired under the Plan.  Alternatively, or in addition, the Company may (i) sell or arrange for the sale of Shares that Participant acquires under the Plan to meet the withholding obligation for the Tax-Related Items, and/or (ii) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount.  If the Company satisfies the Tax-Related Item withholding obligation by withholding a number of Shares as described herein, Participant will be deemed to have been issued the full number of Shares due to Participant at vesting, notwithstanding that a number of the Shares is held back solely for purposes of such Tax-Related Items.

Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of his or her participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue Shares under the Plan and refuse to deliver the Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this paragraph.

7.     Nonassignability. This award may not be assigned, pledged, or transferred, except, if the Participant dies, to a designated beneficiary or by will or by the laws of descent and distribution. The foregoing restrictions do not apply to transfers under a court order, including, but not limited to, any domestic relations order.

8.     Effect Upon Employment. The Participant’s right to continue to serve the Company or any of its subsidiaries as an officer, employee, or otherwise, is not enlarged or otherwise affected by an award under this Agreement.  Nothing in this Agreement or the Plan gives the Participant any right to continue in the employ of the Company or any of its subsidiaries or to interfere in any way with any right the Company or any subsidiary may have to terminate his or her employment at any time.  Payment of

Shares is not secured by a trust, insurance contract or other funding medium, and the Participant does not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on his or her behalf.  A Restricted Stock Unit award confers no rights as a shareholder of the Company until Shares are actually delivered to the Participant.

9.     Notices. Any notice required or permitted under this Agreement is deemed to have been duly given if delivered, telecopied, or mailed (certified or registered mail, return receipt requested), or sent by internationally-recognized courier guaranteeing next day delivery (a) to the Participant at the address on file in the Company’s (or relevant subsidiary’s) personnel records, or (b) to the Company, attention Stock Plan Administration at its principal executive offices, which are currently located at 767 Fifth Avenue, New York, NY 10153.

10.  Disclosure and Use of Information.

a.     By signing and returning the attached Notice of Grant, and as a condition of the grant of the Restricted Stock Units, the Participant hereby expressly and unambiguously consents to the collection, use, and transfer of personal data as described in this paragraph by and among, as necessary and applicable, the Employer, the Company and its subsidiaries and by any agent of the Company or its subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

b.     The Participant understands that the Employer, the Company and/or its other  subsidiaries holds, by means of an automated data file or otherwise, certain personal information about the Participant, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all Restricted Stock Units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor, for purposes of managing and administering the Plan (“Data”).

c.     The Participant also understands that part or all of his or her Data may be held by the Company or its subsidiaries in connection with managing and administering previous award or incentive plans or for other purposes, pursuant to a prior  transfer made with the Participant’s consent in respect of any previous grant of restricted stock units or other awards.

d.     The Participant further understands that the Employer may transfer Data to the Company or its subsidiaries as necessary to implement, administer, and manage his or her participation in the Plan.  The Company and its subsidiaries may transfer data among themselves, and each, in turn, may further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

e.     The Participant understands that the Company, its subsidiaries, and the Data Recipients are or may be located in his or her country of residence or elsewhere. The Participant authorizes the Employer, the Company, its subsidiaries, and the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form to implement, administer, and manage his or her participation in the Plan, including any transfer of Data that the Administrator deems appropriate for the administration of the Plan and any transfer of Shares on his or her behalf to a broker or third party with whom the Shares may be deposited.

f.      The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.

g.     The Participant understands that Data will be held as long as is reasonably necessary to implement, administer and manage his or her participation in the Plan and he or she may oppose the processing and transfer of his or her Data and may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw his or her consent by notifying the Company in writing. The Participant further understands that withdrawing consent may affect his or her ability to participate in the Plan.

11.  Discretionary Nature and Acceptance of Award.  By accepting this Award, the Participant agrees to be bound by the terms of this Agreement and acknowledges that:

a.     The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

b.     The award of Restricted Stock Units is voluntary and occasional, and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been awarded repeatedly in the past.

c.     All decisions with respect to future awards, if any, will be at the sole discretion of the Company;

d.     Participant’s participation in the Plan is voluntary;

e.     Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Company or the Employer to terminate Participant’s employment at any time;

f.      Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any subsidiary, and which is outside the scope of Participant’s employment or service contract, if any;

g.     The Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any subsidiary;

h.     In the event the Participant is not an employee of the Company, the Restricted Stock Units and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and furthermore, the Restricted Stock Units and Participant’s participation in the Plan will not be interpreted to form an employment or service contract with any subsidiary of the Company;

i.      The future value of the underlying Shares is unknown and cannot be predicted with certainty;

j.      In consideration of the award of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units, or Shares acquired upon vesting of the Restricted Stock Units, resulting from termination of Participant’s employment by the Company or any subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the award of the Restricted Stock Units, Participant irrevocably releases the Company and any subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Notice of Grant, Participant shall be deemed irrevocably to have waived his or her right to pursue or seek remedy for any such claim or entitlement;

k.     In the event of termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive Restricted Stock Units under the Plan and to vest in such Restricted Stock Units, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of this Agreement;

l.      The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares; and

m.    Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan

12.  Failure to Enforce Not a Waiver.  The Company’s failure to enforce at any time any provision of this Agreement does not constitute a waiver of that provision or of any other provision of this Agreement.

13.  Governing Law.  This Agreement is governed by and is to be construed according to the laws of the State of New York that apply to agreements made and performed in that state, without regard to its choice of law provisions.  For purposes of litigating any dispute that arises under the Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, and agree that such litigation will be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where the Restricted Stock Units are made and/or to be performed.

14.  Partial Invalidity.  The invalidity or illegality of any provision of this Agreement will be deemed not to affect the validity of any other provision.

15.  Section 409A Compliance. This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations, rulings, or guidance provided thereunder. The Company reserves the unilateral right to amend this Agreement upon written notice to the Participant to prevent taxation under Code section 409A.

16.  Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

The Estée Lauder Companies Inc.

By:
Executive Vice President,
Global Human Resources

Notice of Grant Under

The Estée Lauder Companies Inc.

Amended and Restated Fiscal 2002 Share Incentive Plan (The “Plan”)

This is to confirm that you were awarded a grant of Restricted Stock Units at the most recent meeting of the Stock Plan Subcommittee of the Compensation Committee of the Board of Directors representing the right upon vesting of such units to receive shares of Class A Common Stock of The Estée Lauder Companies Inc. (the “Shares”), subject to the terms of the Plan and the Restricted Stock Unit Agreement.  This award was made in recognition of the significant contributions you have made as a key employee of the Company, and to motivate you to achieve future successes by aligning your interests more closely with those of our stockholders.  This Restricted Stock Unit award is granted under and governed by the terms and conditions of the Plan and the Restricted Stock Unit Agreement (the “Agreement”) made part hereof.  The Agreement and Summary Plan Description are being sent to you in a separate email.  Please read these documents and keep them for future reference.  The specific terms of your award are as follows:

Participant:    (LAST NAME, FIRST NAME)

SSN or Global Identification Number:   (*)

Employee Identification Number: (*)

Number of Restricted Stock Units:  (*)

Grant Date:                                            (*)

Vesting Commencement Date:           (*)

Vesting Schedule:	Subject to Participant’s continuous employment, this
Restricted Stock Unit grant shall vest as to the number of Shares set forth below:

Shares	Vesting Date

(*)	(*)
(*)	(*)
(*)	(*)

Vesting Period:    The Vesting Commencement Date through and including the applicable date set forth in the Vesting Schedule

Questions regarding the award can be directed to (*)

 If you wish to accept this grant, please sign this Notice of Grant and return immediately to:

Compensation Department

767 Fifth Avenue, 43rd Floor

New York, New York 10153

Attention: (*)

The undersigned hereby accepts, and agrees to, all terms and provisions of the Agreement, including those contained in this Notice of Grant.

By	Date